NEWS

Reynolds and Reynolds Reports First and Second Quarter Results; Provides 2006 Guidance

Live Webcast at 9:00 am EDT Friday, June 9. Conference call and replay available at reyrey.com

DAYTON, OHIO, June 8, 2006 – The Reynolds and Reynolds Company (NYSE: REY) today reported results of its first and second fiscal quarters ended December 31, 2005, and March 31, 2006.

Through the first half of the year, revenues were $487 million compared to $490 million for the comparable period in 2005. Net income was $47 million compared to $44 million for 2005. Earnings per diluted Class A common share were $0.74 compared to $0.67 for 2005. In 2006, earnings per share benefited by $0.02 from the adoption of a new accounting principle related to stock compensation.

On May 15, Reynolds filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and announced the completion of both the Securities and Exchange Commission staff’s review of the company’s financial reports and management’s review of its revenue recognition policy. The company had previously delayed filing its financial reports pending completion of these reviews.

Reynolds’ reports on 10-Q for the quarters ended December 31, 2005, and March 31, 2006 are available at www.reyrey.com. As previously announced, Reynolds will host a conference call for prospective and current investors and financial analysts on Friday, June 9, 2006, at 9:00 am EDT. Registration information is available at http://www.reyrey.com/. A live Webcast of the meeting will be accessible on the site.

“While the SEC and management reviews took place during the first and second quarters, we were determined not to let these issues distract us from the essential business of serving our dealership customers,” said Fin O’Neill, president and CEO. “Most notably during this period, the strength of our single-source REYNOLDSYSTEM™ approach to dealership operations was validated by General Motors, which selected us to supply its approximately 440 U.S. Saturn dealers with an Integrated Dealer Management System beginning next year. We are also offering that system to all GM-branded dealers in the U.S. and Canada.

“I am optimistic about our growth prospects. The REYNOLDSYSTEM encompasses the many attributes that dealers have told us were important to them. We are seeing strong dealer affirmation of our Customer Relationship Management and Finance and Insurance solutions. We have also announced plans to acquire DCS Group PLC, a provider of software and services to the European automotive retailing market that will complement our existing incadea solution overseas,” he said.

On May 24, 2006, the company announced that it reached agreement with the board of DCS Group on the terms of a recommended proposal for the cash acquisition of DCS, valued at 21.7 million pounds Sterling (approximately $41 million U.S.). DCS has approximately 4,500 dealer customers. The acquisition is to be implemented by means of a court approved process and requires the approval of DCS shareholders and court sanction in the UK. If approved, it is expected to become effective July 27, 2006. DCS will become part of the Reynolds International organization, which serves dealers and OEM networks in 36 countries.

Reynolds’ balance of cash and equivalents was $198 million as of March 31, 2006. First-half cash flows provided by operating activities were $86 million. Cash flows used for investing activities consisted primarily of capital expenditures of $11 million, the acquisition of Kodata Solutions and additional investment in third-party financing arrangements.

Reynolds announced February 24, 2006, that it intended to retire its obligations to holders of its outstanding $100.0 million principal amount of 7% notes due December 15, 2006. On May 25, 2006, the company purchased approximately $104 million of U.S. Treasury Securities and deposited these securities in a trust sufficient to pay and discharge all remaining payments, aggregating approximately $107 million of principal and interest under the notes. As of May 31, 2006, cash and marketable securities balances (including these U.S. Treasury Securities) were approximately $230 million.

Reynolds did not repurchase any Class A common shares during the first half. The company has approximately 1.9 million shares remaining under its approved share repurchase authorization.

First-Half Highlights

During the first six months of the fiscal year, Reynolds announced:

•	Its selection by General Motors to supply an Integrated Dealer Management System (IDMS) to GM’s Saturn retailers in the U.S. Reynolds anticipates that implementation will begin in August 2007, with the conversion process expected to be complete by May 2008. GM also selected Reynolds as a provider of the IDMS to all GM-branded retail dealers in North America.

•	Enhancements to its WebMakerX,® Contact Management and Mobile Service Advisor solutions.

•	The acquisition of Kodata Solutions, Inc., which provides data archiving solutions used by approximately 1,500 automotive retailers throughout the U.S.

•	An agreement with American Auto Exchange through which its Vehicle Management System, powered by JMsolutions, will be marketed to U.S. dealerships using the REYNOLDSYSTEM.

•	Recognition for excellence in associate training and development. Reynolds ranked 24th in the “Training Top 100” list published by Training magazine, up from 29th a year ago.

First-Quarter Results

Revenues were $240 million compared to $239 million for the first quarter of 2005. Net income was $25 million, up from $21 million in 2005. Earnings per diluted Class A common share were $0.39, up from $0.33 in 2005, and reflect the benefit of the accounting change related to stock compensation. Income before the cumulative effect of the accounting change was $.38 per Class A common share.

Net sales and revenues were essentially flat compared to the prior-year period as growth in Software Solutions revenues was mostly offset by declines in Documents and Financial Services revenues.

Net sales and revenues for Software Solutions increased 2% over a year ago with recurring revenues increasing 3%, and one-time sales decreasing 4% primarily because of lower consulting revenues and lower incadea revenues as fewer software licenses were sold. Recurring revenues increased primarily as a result of revenue growth in ERA® applications on demand, CRM solutions and Web solutions as a result of increased volume. The growth in recurring revenues was partially offset by the 2005 divestiture of the Campaign Management Services (CMS) business, which reduced revenues for the quarter by approximately $1.8 million compared to the prior-year period, and a decline in hardware maintenance revenues.

Second-Quarter Results

Revenues were $247 million compared to $251 million in the second quarter of 2005. Net income of $22 million was essentially unchanged from the prior year. Earnings per diluted Class A common share were $0.35, up from $0.34 in 2005.

During the second quarter of 2006, the company incurred professional fees of $3.8 million related to the SEC review and management’s review of its revenue recognition policy.

Net sales and revenues declined $3.3 million compared to the prior-year period as revenues declined in Software Solutions, Documents and Financial Services. Year-to-date, 2006 revenues of $487 million declined from $490 million in 2005 as slight growth in Software Solutions was more than offset by decreases in Documents and Financial Services revenues. The backlog of new orders for computer systems products and services and deferred revenues (orders shipped, but not yet recognized in revenues) was approximately $58 million as of March 31, 2006, compared to approximately $59 million at December 31, 2005, and $60 million at September 30, 2005.

Net sales and revenues for Software Solutions declined for the quarter compared to the prior-year period as recurring revenues increased 4%, while one-time sales decreased 14% primarily because of lower consulting revenues and lower hardware sales. Recurring revenues increased primarily as a result of growth in Finance and Insurance services, ERA applications on demand, CRM solutions and Web solutions as a result of increased volume. Recurring revenues also reflected the effect of an annual price increase of approximately 3%, which became effective March 1, 2006. The growth in recurring revenues was partially offset by the effect of the 2005 CMS divestiture, which reduced second quarter revenues by approximately $1.5 million in the second quarter, compared to the prior-year period.

Guidance

For the third quarter ending June 30, the company expects earnings per diluted Class A common share to be between $0.39 and $0.42.

The company also issued guidance for the remainder of its 2006 fiscal year, which ends September 30. The guidance excludes the impact of any future acquisition (such as DCS Group) or divestiture. The company anticipates:

•	Revenues will be approximately 2% higher than in 2005 (using GAAP basis comparisons)

•	Earnings per diluted Class A common share for the year will be approximately $1.55 to $1.60 (including the benefit of the accounting change related to stock compensation).

•	Operating margins will be in the mid teens.

•	Net capital expenditures will range from $15 million to $20 million.

•	Depreciation and amortization will total approximately $27 million.

•	Research and development expenses will range from approximately $75 million to $80 million.

•	Its tax rate will be approximately 40%.

Cautionary Notice Regarding Forward-Looking Statements
Results are unaudited. Certain statements contain forward looking statements, including statements relating to results of operations. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements made by the company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the following: the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; competitive factors; the inability to attract sufficient customers in new markets; general economic and business conditions. These and other factors that could cause actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in the Business section of our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is a leading provider of dealer management systems in the U.S. and Canada. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally.

Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com